SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 Schedule 13D**

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*

                        eGain Communications Corporation
                                (Name of Issuer)

                     Common Stock, Par Value $.001 Per Share
                         (Title of Class of Securities)

                                    28225C103
                                 (Cusip Number)

                              John C. Kennedy, Esq.
                  Paul, Weiss, Rifkind, Wharton & Garrison LLP
                           1285 Avenue of the Americas
                               New York, NY 10019
                                 (212) 373-3025
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 March 31, 2004
             (Date of Event which Requires Filing of this Statement)

            If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-(e), 240.13d-1(f) or 240.13d-1(g), check the following box |_|.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The total number of shares of Common Stock reported herein is 1,922,354, which would constitute approximately 36.9% of the 5,208,878 shares of Common Stock that would be outstanding if all of the shares of Series A Preferred Stock (as defined below) referred to herein were converted on March 31, 2004. See Item 5(a) herein for a description of the calculation of the Common Stock conversion ratio. All ownership percentages set forth herein are based on there being 3,691,180 shares of Common Stock outstanding unless otherwise specified herein.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 28225C103                     13D                   Page 2 of 35 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Oak Hill Capital Partners, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     981,471(1)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     21.0%(2)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
----------
(1) Represents the shares of Common Stock that would be beneficially owned upon conversion of the Issuer's 6.75% Series A Cumulative Convertible Preferred Stock, par value $.001 per share (the "Series A Preferred Stock") on March 31, 2004 and exercise of the Warrants to purchase an aggregate of 271,728 shares of Common Stock. On conversion of the Series A Preferred Stock and exercise of the Warrants, 981,471 shares of Common Stock will be owned directly by Oak Hill Capital Partners, L.P., through its general partner, OHCP GenPar, L.P., through OHCP GenPar, L.P.'s general partner, OHCP MGP, LLC. See Item 5(a) herein.

(2)   Assumes that there are 4,672,651 shares of Common Stock outstanding.

CUSIP No. 28225C103                     13D                   Page 3 of 35 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Oak Hill Capital Management Partners, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     25,167(3)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.7%(4)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
----------
(3) Represents the shares of Common Stock that would be beneficially owned upon conversion of the Series A Preferred Stock on March 31, 2004 and exercise of the Warrants to purchase an aggregate of 6,968 shares of Common Stock. On conversion of the Series A Preferred Stock and exercise of the Warrants, 25,167 shares of Common Stock will be owned directly by Oak Hill Capital Management Partners, L.P., through its general partner, OHCP GenPar, L.P., through OHCP GenPar, L.P.'s general partner, OHCP MGP, LLC. See Item 5(a) herein.

(4)   Assumes that there are 3,716,347 shares of Common Stock outstanding.

CUSIP No. 28225C103                     13D                   Page 4 of 35 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     OHCP GenPar, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,006,638(5)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     21.4%(6)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
----------
(5) Represents the shares of Common Stock that would be beneficially owned upon conversion of the Issuer's Series A Preferred Stock on March 31, 2004 and exercise of the Warrants to purchase an aggregate of 278,696 shares of Common Stock. On conversion of the Series A Preferred Stock and exercise of the Warrants, OHCP GenPar, L.P. will beneficially own the following shares of Common Stock: (i) 981,471 shares of Common Stock in its capacity as general partner of Oak Hill Capital Partners, L.P.; and (ii) 25,167 shares of Common Stock in its capacity as general partner of Oak Hill Capital Management Partners, L.P. See Item 5(a) herein.

(6)   Assumes that there are 4,697,818 shares of Common Stock outstanding.

CUSIP No. 28225C103                     13D                   Page 5 of 35 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     OHCP MGP, LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     Not applicable
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,006,638(7)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     21.4%(8)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     OO
--------------------------------------------------------------------------------
----------
(7) See footnote (5) to page relating to OHCP GenPar, L.P. Power is exercised in its capacity as general partner of OHCP GenPar, L.P.

(8)   Assumes that there are 4,697,818 shares of Common Stock outstanding.

CUSIP No. 28225C103                     13D                   Page 6 of 35 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Oak Hill Venture Fund I, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     160,330(9)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     4.2%(10)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
----------
(9) Represents the shares of Common Stock that would be beneficially owned upon conversion of the Issuer's Series A Preferred Stock on March 31, 2004 and exercise of the Warrants to purchase 25,941 shares of Common Stock. On conversion of the Series A Preferred Stock and exercise of the Warrants, 160,330 shares of Common Stock will be owned directly by Oak Hill Venture Fund I, L.P., through its general partner, OHVF GenPar I, L.P., through OHVF GenPar I, L.P.'s general partner, OHVF MGP I, LLC. See Item 5(a) herein.

(10)  Assumes that there are 3,851,510 shares of Common Stock outstanding.

CUSIP No. 28225C103                     13D                   Page 7 of 35 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     OHVF GenPar I, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     Not applicable
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     160,330(11)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     4.2%(12)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
----------
(11) Represents the shares of Common Stock that would be beneficially owned upon conversion of the Issuer's Series A Preferred Stock on March 31, 2004 and exercise of the Warrants to purchase 25,941 shares of Common Stock. Power is exercised in its capacity as general partner to Oak Hill Venture Fund I, L.P. and through its general partner, OHVF MGP I, LLC.

(12)  Assumes that there are 3,851,510 shares of Common Stock outstanding.

CUSIP No. 28225C103                     13D                   Page 8 of 35 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     OHVF MGP I, LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     Not applicable
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     160,330(13)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     4.2%(14)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     OO
--------------------------------------------------------------------------------
----------
(13) See footnote (11) to page relating to OHVP GenPar I, L.P. Power is exercised in its capacity as general partner to OHVP GenPar I, L.P. and through its sole member, FW Group GenPar, LLC.

(14)  Assumes that there are 3,851,510 shares of Common Stock outstanding.

CUSIP No. 28225C103                     13D                   Page 9 of 35 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     FW Group GenPar, LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     Not applicable
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     160,330(15)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     4.2%(16)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     OO
--------------------------------------------------------------------------------
----------
(15) See footnote (13) to page relating to OHVF MGP I, LLC. Power is exercised in its capacity as sole member of OHVF MGP I, LLC.

(16)  Assumes that there are 3,851,510 shares of Common Stock outstanding.

CUSIP No. 28225C103                     13D                  Page 10 of 35 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     FW Investors V, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     350,731(17)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     8.7%(18)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
----------
(17) Represents the shares of Common Stock that would be beneficially owned upon conversion of the Issuer's Series A Preferred Stock on March 31, 2004 and exercise of the Warrants to purchase an aggregate of 115,550 shares of Common Stock. On conversion of the Series A Preferred Stock and exercise of the Warrants, 350,731 shares of Common Stock will be owned directly by FW Investors V, L.P., through its general partner, FW Management II, LLC. See Item 5(a) herein.

(18)  Assumes that there are 4,041,911 shares of Common Stock outstanding.

CUSIP No. 28225C103                     13D                  Page 11 of 35 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     FW Management II, LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     Not applicable
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     350,731(19)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     8.7%(20)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     OO
--------------------------------------------------------------------------------
----------
(19) See footnote (17) to page relating to FW Investors V, L.P. Power is exercised in its capacity as general partner to FW Investors V, L.P. through its sole member, J. Taylor Crandall.

(20)  Assumes that there are 4,041,911 shares of Common Stock outstanding.

CUSIP No. 28225C103                     13D                  Page 12 of 35 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Robert M. Bass
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     Not applicable
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    284,931
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           284,931
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     284,931(21)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.7%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
----------
(21) Represents the shares of Common Stock that are beneficially owned as a result of a previous distribution from FW Ventures I, L.P.

CUSIP No. 28225C103                     13D                  Page 13 of 35 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Capital Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     Not applicable
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Texas
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    70,727
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           70,727
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     70,727(22)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.9%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
----------
(22) Represents the shares of Common Stock that are beneficially owned as a result of a previous distribution by FW Ventures I, L.P. Power is exercised through its managing partner, Margaret Lee Bass 1980 Trust.

CUSIP No. 28225C103                     13D                  Page 14 of 35 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     David G. Brown
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     Not applicable
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    16,166
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           16,166
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     16,166(23)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
----------
(23) Represents the shares of Common Stock that are beneficially owned as a result of a previous distribution by FW Ventures I, L.P.

CUSIP No. 28225C103                     13D                  Page 15 of 35 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Mark A. Wolfson
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     Not applicable
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    16,166
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           16,166
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     16,666(24)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.5%(25)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
----------
(24) Represents 16,166 shares of Common Stock that are beneficially owned as a result of a previous distribution by FW Ventures I, L.P. and 500 shares of Common Stock that would be beneficially owned upon exercise of director options held by Mr. Wolfson.

(25)  Assumes that there are 3,707,846 shares of Common Stock outstanding.

CUSIP No. 28225C103                     13D                  Page 16 of 35 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Group III 31, LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     Not applicable
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    4,041
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           4,041
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,041(26)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.1%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     OO
--------------------------------------------------------------------------------
----------
(26) Represents the shares of Common Stock that are beneficially owned as a result of a previous distribution by FW Ventures I, L.P.

CUSIP No. 28225C103                     13D                  Page 17 of 35 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     J. Taylor Crandall (in the capacity described herein)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     Not applicable
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    354,773
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           354,773
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     354,773(27)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     8.8%(28)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
----------
(27) (i) Solely in his capacity as the sole member of Group III 31, LLC with respect to 4,041 shares of Common Stock, which represents the shares of Common Stock that are beneficially owned as a result of a previous distribution by FW Ventures I, L.P.; and (ii) solely in his capacity as the sole member of FW Management II, LLC with respect to 350,731 shares, see footnote 19 to page relating to FW Management II, LLC.

(28)  Assumes that there are 4,045,953 shares of Common Stock outstanding.

CUSIP No. 28225C103                     13D                  Page 18 of 35 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Woodside Partners, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     Not applicable
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    12,124
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           12,124
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     12,124(29)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.3%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
----------
(29) Represents the shares of Common Stock that are directly owned by Woodside Partners, L.P. as a result of a previous distribution by FW Ventures I, L.P. Woodside Partners, L.P. owns the shares through its general partner, Tonandowah, L.L.C., of which the sole member is Caroline Jean Crandall 1998 Trust, of which John Fant is the sole trustee.

CUSIP No. 28225C103                     13D                  Page 19 of 35 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Tonandowah, L.L.C.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     Not applicable
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    12,124
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           12,124
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     12,124(30)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.3%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     OO.
--------------------------------------------------------------------------------
----------
(30) Solely in its capacity as the general partner of Woodside Partners, L.P. See footnote 29 to page relating to Woodside Partners, L.P.

Amendment No. 3 to Schedule 13D

            This Amendment No. 3 to Schedule 13D is filed by the undersigned to amend Schedule 13D, filed on August 18, 2000 (the "Original Filing"), as amended by Amendment No. 1 to the Schedule 13D filed on February 15, 2001 ("Amendment No. 1"), as amended by Amendment No. 2 to the Schedule 13D filed on August 15, 2001 ("Amendment No. 2"). Unless otherwise indicated, all capitalized terms shall have the same meaning as provided in the Original Filing.

Item 1. Security and Issuer.

            No change.

Item 2. Identity and Background.

            No change.

Item 3. Source and Amount of Funds or Other Consideration.

            Item 3 is hereby amended and supplemented by the addition of the following:

            On March 31, 2004, OHCP, OHCMP and FWI entered into a transaction with the Company whereby OHCP, OHCMP and FWI loaned an aggregate of $1,666,667 to the Company and received in exchange, Subordinated Secured Promissory Notes in the aggregate principal amount of $2,937,237 and Warrants to purchase an aggregate of 208,333 shares of Common Stock. The Subordinated Secured Promissory Notes and Warrants were issued pursuant to the Note and Warrant Purchase Agreement by and among OHCP, OHCMP, FWI, other parties named therein and the Issuer, dated March 31, 2004 (the "Note and Warrant Purchase Agreement"). In the transaction, OHCP received a Subordinated Secured Promissory Note in the principal amount of $1,899,462.44 and Warrants to purchase 134,726 shares of Common Stock, OHCMP received a Subordinated Secured Promissory Note in the principal amount of $48,704.07 and Warrants to purchase 3,455 shares of Common Stock, and FWI received a Subordinated Secured Promissory Note in the principal amount of $989,070.21 and Warrants to purchase 70,153 shares of Common Stock. The $1,666,667 loan to the Company from OHCP, OHCMP and FWI used to fund the Subordinated Secured Promissory Notes was obtained through capital contributions from the partners of OHCP, OHCMP and FWI.

Item 4. Purpose of Transaction.

            Item 4 is hereby amended and supplemented by the addition of the following:

            On March 31, 2004, OHCP, OHCMP and FWI entered into a transaction with the Company whereby OHCP, OHCMP and FWI loaned an aggregate of $1,666,667 to the Company and received in exchange, Subordinated Secured Promissory Notes in the aggregate principal amount of $2,937,237 and Warrants to purchase an aggregate of 208,333 shares of Common Stock.

Item 5. Interest in Securities of the Issuer.

(a) Item 5(a) is hereby amended and supplemented by the addition of the following:

            As a result of a 1-for-10 reverse stock split which the Company effected on August 20, 2003, each outstanding share of common stock automatically converted into one-tenth of a share of common stock, with the par value of each share of common stock remaining at one-tenth of a cent ($.001) per share (the "reverse stock split"). The number of shares held by the Reporting Persons has been adjusted to reflect the reverse stock split. In addition, in connection with the reverse stock split, the conversion price for the Series A Preferred Stock, and the exercise price for the Warrants, was adjusted from $5.6875 to $56.875. On August 8, 2001, in accordance with the Certificate of Designations of the Series A Preferred Stock, the conversion price of the Series A Preferred Stock was adjusted to $5.6875. On August 8, 2001, in accordance with the common stock purchase warrants issued in connection with the Securities Purchase Agreement, the exercise price for the Warrants was adjusted to $5.6875. The Warrants issued on March 31, 2004 have an exercise price of $2.00.

            As of the date hereof, (i) OHCP directly owns 316.875 shares of Series A Preferred Stock, if such shares were to be converted on March 31, 2004, they would be convertible into 709,743 shares of Common Stock, (ii) OHCMP directly owns 8.125 shares of Series A Preferred Stock, if such shares were to be converted on March 31, 2004, they would be convertible into 18,199 shares of Common Stock, (iii) FWI directly owns 105.00 shares of Series A Preferred Stock, if such shares were to be converted on March 31, 2004, they would be convertible into 235,181 shares of Common Stock, and (iv) OHVF directly owns 60.00 shares of Series A Preferred Stock, if such shares were to be converted on March 31, 2004, they would be convertible into 134,389 shares of Common Stock.

            As of the date hereof, (i) OHCP directly owns Warrants to purchase an aggregate of 271,728 shares of Common Stock, (ii) OHCMP directly owns Warrants to purchase an aggregate of 6,968 shares of Common Stock, (iii) FWI directly owns Warrants to purchase an aggregate of 115,550 shares of Common Stock, and (iv) OHVF directly owns Warrants to purchase an aggregate of 25,941 shares of Common Stock.

      The New Investors

            As of the date hereof, (i) OHCP beneficially owns 981,471 shares of the Common Stock or 21.0% of the issued and outstanding shares of the Common Stock; (ii) OHCMP beneficially owns 25,167 shares of the Common Stock or 0.7% of the issued and outstanding shares of the Common Stock; (iii) OHCP GenPar, because of its position as general partner of each of OHCP and OHCMP may, pursuant to Rule 13d-3 of the Act, be deemed to beneficially own 1,006,638 shares of Common Stock or 21.4% of the issued and outstanding shares of the Common Stock; (iv) OHCP MGP, because of its position as general partner of OHCP GenPar may, pursuant to Rule 13d-3 of the Act, be deemed to beneficially own 1,006,638 shares of Common Stock or 21.4% of the issued and outstanding shares of the Common Stock; (v) OHVF beneficially owns 160,330 shares of the Common Stock or 4.2% of the issued and outstanding shares of the Common Stock; (vi)

OHVF GenPar, because of its position as general partner of OHVF may, pursuant to Rule 13d-3 of the Act, be deemed to beneficially own 160,330 shares of Common Stock or 4.2% of the issued and outstanding shares of the Common Stock; (vii) OHVF MGP, because of its position as general partner of OHVP GenPar may, pursuant to Rule 13d-3 of the Act, be deemed to beneficially own 160,330 shares of Common Stock or 4.2% of the issued and outstanding shares of the Common Stock; (viii) FWI beneficially owns 350,731 shares of the Common Stock or 8.7% of the issued and outstanding shares of the Common Stock; (ix) FWM, because of its position as general partner of FWI may, pursuant to Rule 13d-3 of the Act, be deemed to beneficially own 350,731 shares of the Common Stock or 8.7% of the issued and outstanding shares of the Common Stock; and (x) FW Group, because of its position as sole member of OHVF MGP may, pursuant to Rule 13d-3 of the Act, be deemed to beneficially own 160,330 shares of the Common Stock or 4.2% of the issued and outstanding shares of the Common Stock.

      The Original Investors

            As of the date hereof, (i) Capital beneficially owns 70,727 shares of Common Stock or 1.9% of the issued and outstanding shares of the Common Stock; (ii) Mr. Bass beneficially owns 284,931 shares of Common Stock or 7.7% of the issued and outstanding shares of Common Stock; (iii) Mr. Brown beneficially owns 16,166 shares of Common Stock or 0.4% of the issued and outstanding shares of Common Stock; (iv) Mr. Wolfson beneficially owns 16,666 shares of Common Stock or 0.5% of the issued and outstanding shares of Common Stock; (v) Woodside beneficially owns 12,124 shares of Common Stock or 0.3% of the issued and outstanding shares of Common Stock; (vi) Tonan, because of its position as general partner of Woodside, may, pursuant to Rule 13d-3 of the Act, be deemed to beneficially own 12,124 shares of Common Stock or 0.3% of the issued and outstanding shares of Common Stock; (vii) Group III beneficially owns 4,041 shares of Common Stock or 0.l% of the issued and outstanding shares of Common Stock; and (viii) Mr. Crandall, because of his position as sole member of Group III may, pursuant to Rule 13d-3 of the Act, be deemed to beneficially own 4,041 shares of Common Stock or 0.1% of the issued and outstanding shares.

(b) Item 5(b) is hereby amended and supplemented by the addition of the following:

      The New Investors

            Not applicable.

      The Original Investors

            As of the date hereof, each of Messrs. Bass and Brown, Woodside through its general partner, Tonan, and, Group III through its sole member, Mr. Crandall, has sole power to direct the voting and disposition of the shares of Common Stock beneficially owned by such person as specified in Item 5(a) above. Mr. Wolfson has sole power to direct the voting and disposition of 16,166 shares of Common Stock beneficially owned by him, the remainder of his shares are director options exercisable for Common Stock.

(c) Item 5(c) is hereby amended and supplemented by the addition of the following:

      Other than as set forth herein, to the best knowledge of each of the Reporting Persons, none of the Reporting Persons has effected any transactions in the Common Stock during the past 60 days.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

Item 6 is hereby amended and supplemented by the addition of the following:

Note and Warrant Purchase Agreement

            On March 31, 2004, OHCP, OHCMP and FWI entered into a transaction with the Company whereby OHCP, OHCMP and FWI loaned an aggregate of $1,666,667 to the Company and received in exchange, Subordinated Secured Promissory Notes in the aggregate principal amount of $2,937,237 and Warrants to purchase an aggregate of 208,333 shares of Common Stock. The Subordinated Secured Promissory Notes and Warrants were issued pursuant to the Note and Warrant Purchase Agreement. In the transaction, OHCP received a Subordinated Secured Promissory
Note in the principal amount of $1,899,462.44 and Warrants to purchase 134,726 shares of Common Stock, OHCMP received a Subordinated Secured Promissory Note in the principal amount of $48,704.07 and Warrants to purchase 3,455 shares of Common Stock, and FWI received a Subordinated Secured Promissory Note in the principal amount of $989,070.21 and Warrants to purchase 70,153 shares of Common Stock.

            As set forth in the Warrants to Purchase Common Stock issued to each of OHCP, OHCMP and FWI, the exercise price of the Warrants is the greater of (i) 110% of the fair market value of one share of Common Stock, such fair market value is determined based on the average closing price of the Common Stock for the five consecutive trading days immediately prior to, but not including March 31, 2004, the date of the applicable Subordinated Secured Promissory Note, on the Nasdaq Stock Market, or (ii) $2.00. Pursuant to these terms, subject to adjustment as set forth in the Warrants to Purchase Common Stock, all as more fully set forth in the Note and Warrant Purchase Agreement, the exercise price of the Warrants was established to be $2.00. On January 31, 2005, 50% of the Warrants will be exercisable. The remaining 50% of the Warrants will be exercisable on March 31, 2005. The expiration date for all the Warrants issued in this transaction is March 31, 2007.

      The foregoing description of the Note and Warrant Purchase Agreement is not, and does not purport to be, complete and is qualified in its entirety by reference to the Note and Warrant Purchase Agreement, a copy of which is incorporated by reference herein to the Issuer's Form 8-K as filed with the Securities and Exchange Commission on April 5, 2004. The foregoing description of the Warrants to Purchase Common Stock and the Subordinated Secured Promissory Notes is not, and does not purport to be, complete and is qualified in its entirety by reference to the Form of Warrant to Purchase Common Stock and the Form of Subordinated Secured Promissory Note, copies of which are incorporated by reference herein to the Issuer's Form 8-K as filed with the Securities and Exchange Commission on April 5, 2004.

Item 7. Material to be Filed as Exhibits.

Item 7 is hereby amended and supplemented by the addition of the following:

      Exhibit 1 -- Note and Warrant Purchase Agreement, incorporated by reference to the Company's Form 8-K filed with the Securities and Exchange Commission on April 5, 2004.

      Exhibit 2 -- Form of Warrant to Purchase Common Stock, incorporated by reference to the Company's Form 8-K filed with the Securities and Exchange Commission on April 5, 2004.

      Exhibit 3 -- Form of Subordinated Secured Promissory Note, incorporated by reference to the Company's Form 8-K filed with the Securities and Exchange Commission on April 5, 2004.

      Exhibit 4 -- Joint Filing Agreement among the Reporting Persons, dated April 5, 2004.

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED: April 5, 2004


                                  OAK HILL CAPITAL PARTNERS, L.P.

                                  By: OHCP GenPar, L.P.,
                                      its general partner

                                  By: OHCP MGP, LLC,
                                      its general partner

                                  By: /s/ Kevin G. Levy
                                      -------------------------------------
                                  Name: Kevin G. Levy
                                  Title: Vice President


                                  OAK HILL CAPITAL MANAGEMENT
                                  PARTNERS, L.P.

                                  By: OHCP GenPar, L.P.,
                                      its general partner

                                  By: OHCP MGP, LLC,
                                      its general partner

                                  By: /s/ Kevin G. Levy
                                      -------------------------------------
                                  Name: Kevin G. Levy
                                  Title: Vice President


                                  OHCP GENPAR, L.P.

                                  By: OHCP MGP, LLC,
                                      its general partner

                                  By: /s/ Kevin G. Levy
                                      -------------------------------------
                                  Name: Kevin G. Levy
                                  Title: Vice President

                                  OHCP MGP, LLC

                                  By: /s/ Kevin G. Levy
                                      -------------------------------------
                                  Name: Kevin G. Levy
                                  Title: Vice President


                                  OAK HILL VENTURE FUND I, L.P.

                                  By: OHVF GenPar I, L.P.,
                                      its general partner

                                  By: OHVF MGP I, LLC,
                                      its general partner

                                  By: /s/ Kevin G. Levy
                                      -------------------------------------
                                  Name: Kevin G. Levy
                                  Title: Vice President


                                  OHVF GENPAR I, L.P.

                                  By: OHVF MGP I, LLC,
                                      its general partner

                                  By: /s/ Kevin G. Levy
                                      -------------------------------------
                                  Name: Kevin G. Levy
                                  Title: Vice President


                                  OHVF MGP I, LLC

                                  By: /s/ Kevin G. Levy
                                      -------------------------------------
                                  Name: Kevin G. Levy
                                  Title: Vice President

                                  FW INVESTORS V, L.P.

                                  By: FW Management II, LLC,
                                      its general partner

                                  By: /s/ Kevin G. Levy
                                      -------------------------------------
                                  Name: Kevin G. Levy
                                  Title: President


                                  FW MANAGEMENT II, LLC

                                  By: /s/ Kevin G. Levy
                                      -------------------------------------
                                  Name: Kevin G. Levy
                                  Title: President


                                  FW GROUP GP, LLC

                                  By: /s/ Kevin G. Levy
                                      -------------------------------------
                                  Name: Kevin G. Levy
                                  Title: Vice President

                                  /s/ Kevin G. Levy
                                  -----------------------------------------
                                  KEVIN G. LEVY,
                                  Attorney-in-Fact for:

                                  ROBERT M. BASS (1)

(1) A Power of Attorney authorizing Kevin G. Levy, et al., to act on behalf of Robert M. Bass previously has been filed with the Securities and Exchange Commission.

                                  CAPITAL PARTNERSHIP

                                  By: Margaret Lee Bass 1980 Trust,
                                      Managing Partner

                                  By: Panther City Investment Company,
                                      Trustee

                                  By: /s/ Kevin G. Levy
                                      -------------------------------------
                                  Name: Kevin G. Levy
                                  Title: Vice President


                                  GROUP III 31, LLC

                                  By: /s/ Kevin G. Levy
                                      -------------------------------------
                                  Name: Kevin G. Levy
                                  Title: Vice President


                                  /s/ David G. Brown
                                  -----------------------------------------
                                  David G. Brown


                                  /s/ Mark A. Wolfson
                                  -----------------------------------------
                                  Mark A. Wolfson


                                  /s/ Kevin G. Levy
                                  -----------------------------------------
                                  KEVIN G. LEVY,
                                  Attorney-in-Fact for:

                                  J. TAYLOR CRANDALL (2)

(2)   A Power of Attorney authorizing Kevin G. Levy, et al., to act on behalf of
      J. Taylor Crandall previously has been filed with the Securities and Exchange Commission.

                                  Woodside Partners, L.P.

                                  By: Tonandowah, L.L.C.,
                                      its general partner

                                  By: /s/ John H. Fant
                                      -------------------------------------
                                  Name: John H. Fant
                                  Title: Vice President


                                  Tonandowah, L.L.C.

                                  By: /s/ John H. Fant
                                      -------------------------------------
                                  Name: John H. Fant
                                  Title: Trustee of the Caroline Jean Crandall
                                         1998 Trust, sole member of
                                         Tonandowah, L.L.C.